Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Commonwealth Financial Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Commonwealth Financial Corporation (the Company) of our reports dated March 2, 2015, with respect to the consolidated statements of financial condition of the Company as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10-K of First Commonwealth Financial Corporation.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
August 7, 2015